Exhibit 21.1

Subsidiaries of System1, Inc.

Subsidiary name	Jurisdiction
System1 Holdings, LLC	Delaware
S1 Tech Platforms, LLC	Delaware
S1 Media, LLC	Delaware
S1 Media Ventures, LLC	Delaware
S1 Services, LLC	Delaware
System1 Services, LLC	Delaware
S1 Holdco, LLC	Delaware
System1 S1, Inc.	Delaware
Orchid Merger Sub II, LLC	Delaware
System1 OpCo, LLC	Delaware
Sonic Newco LLC	Delaware
System1 Canada ULC	Nova Scotia
MapQuest Holdings, LLC	Delaware
MapQuest Services Holdings LLC	Delaware
System1 Waterfox Holdings LLC	Delaware
NextGen Shopping, LLC	Delaware
New Privacy One Group Limited	Delaware
Surfboard Holding B.V.	Netherlands
Vinny AI, LLC	Delaware